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                                                                    EXHIBIT 10.2

                                    AGREEMENT

         This AGREEMENT (the "Agreement") by and between Manor Care, Inc. ("Manor Care"), Heartland Employment Services, Inc. ("Company"), Health Care and Retirement Corporation of America ("HCRA") and __________________________ as Trustee ("Trustee") under a certain Irrevocable Trust Agreement dated September 28, 1992 between Paul A. Ormond ("Executive") as grantor and __________________ as Trustee ("Trust ") is effective August 20, 2004.

                                    RECITALS

         WHEREAS, Executive entered into a Split Dollar Assignment Insurance Agreement on September 28, 1992 and amended and restated same on January 17, 2002 ("SDA") with HCRA, pursuant to which the Trust became the owner of certain life insurance policy (ies) (the "Policy") on the life of Executive and the Company agreed to pay the premiums on such Policy and retain an interest (the "Corporate Interest") in the cash value of the Policy; and

         WHEREAS, in September 2003 the Internal Revenue Service adopted new regulations the effect of which will be to change the tax treatment of the SDA by causing the full cash value in the Policy to become taxable to Executive at retirement and Executive to be subject to gift tax as a result of the Policy being held by the Trust; and

         WHEREAS, Section 4.1 of the SDA provides that in the event of adverse tax consequences to Executive from recovery by the Company of the Corporate Interest in the Policy, the Company may delay recovery of its Corporate Interest; and

         WHEREAS, the Compensation Committee of the Manor Care Board of Directors has received and reviewed the recommendations of its tax and compensation consultants, Deloitte & Touche, regarding the impact of the IRS regulations referred to above, and in view of the recommendations of Deloitte & Touche, have agreed on actions designed to mitigate the impact of the changes in tax treatment of the SDA on the Company and Executive; and

         WHEREAS, the Company, Manor Care, HCRA and Trustee desire to enter into this Agreement for the purpose of implementing the actions of the Board and the Compensation Committee with respect to the Policy.

         NOW THEREFORE, in consideration of the foregoing and the mutual promises and commitments contained herein, and for other good and valuable consideration, the parties agree as follows:

         1. Delay in Recovery of Corporate Interest. Due to the adverse tax consequences to Executive as a result of the IRS regulations, pursuant to
Section 4.1 of the SDA, the Company and the Trust agrees that the Corporate Interest shall be repaid in installments of $7,635 per year. Such obligation shall commence in and with respect to the first full calendar year following Executive's retirement, and such amount shall be due and payable on December 31 of such year and subsequent years until the Corporate Interest has been repaid. In the event that the Corporate

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Interest is not repaid in full upon Executive's death, then the remainder of the
Corporate Interest will become due and payable upon Executive's death.

         2. Acknowledgement. Trustee of the Trust acknowledges and agrees that Manor Care, the Company and HCRA by complying with the terms of this Agreement will have fulfilled all obligations of HCRA under Section 5.10 of the SDA, and so long as Manor Care and the Company perform their obligations under this Agreement, Trustee of the Trust shall take no action seeking additional benefits under Section 5.10 of the SDA.

         3. Further Actions. Each party agrees to take such further action, do such other things, and execute such other writings as shall be necessary and proper to carry out the terms and provisions of this Agreement. Manor Care shall cause the Company, HCRA or any successor employer of Executive to honor and fulfill its responsibilities and agreements under this Agreement.

         4. Interpretation. This Agreement shall be subject to and shall be construed under the laws of the State of Ohio.

         5. Headings. Any headings or captions in this Agreement are for reference purposes only, and shall not expand, limit, change or affect the meaning of any provision of this Agreement.

         6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

         7. Successors. This Agreement shall inure to the benefit of and be binding upon Manor Care, the Company, HCRA and their successors and assigns. Manor Care shall require any successor to all or substantially all of the business and/or assets of Manor Care, the Company or HCRA, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Manor Care, the Company or HCRA would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Trust, any successor to Trustee of the Trust and/or any successor or assigns of the Trust, including the beneficiaries of the Trust.

TRUSTEE                                    MANOR CARE, INC.

By:   ___________________________          By:  ________________________________
Name: ___________________________          Its: ________________________________
Its:  ___________________________

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                                           HEARTLAND EMPLOYMENT SERVICES, INC.

                                           By:  ________________________________
                                           Its: ________________________________

                                           HEALTH CARE AND RETIREMENT
                                           CORPORATION OF AMERICA

                                           By:  ________________________________
                                           Its: ________________________________

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